Exhibit 99.07

Southern Company
Financial Overview
As Reported
(In Millions of Dollars)

	Three Months Ended December			Year-to-Date December
	2019	2018	% Change	2019	2018	% Change
Southern Company[1] –
Operating Revenues	$4,914	$5,337	(7.9)%	$21,419	$23,495	(8.8)%
Earnings Before Income Taxes	335	120	179.2%	6,542	2,749	138.0%
Net Income Available to Common	440	278	58.3%	4,739	2,226	112.9%

Alabama Power –
Operating Revenues	$1,363	$1,316	3.6%	$6,125	$6,032	1.5%
Earnings Before Income Taxes	67	96	(30.2)%	1,355	1,236	9.6%
Net Income Available to Common	88	73	20.5%	1,070	930	15.1%

Georgia Power –
Operating Revenues	$1,703	$1,818	(6.3)%	$8,408	$8,420	(0.1)%
Earnings Before Income Taxes	128	175	(26.9)%	2,192	1,007	117.7%
Net Income Available to Common	122	173	(29.5)%	1,720	793	116.9%

Mississippi Power –
Operating Revenues	$294	$308	(4.5)%	$1,264	$1,265	(0.1)%
Earnings Before Income Taxes	3	24	(87.5)%	169	134	26.1%
Net Income Available to Common	—	149	(100.0)%	139	235	(40.9)%

Southern Power[1] –
Operating Revenues	$411	$506	(18.8)%	$1,938	$2,205	(12.1)%
Earnings (Loss) Before Income Taxes	(28)	(14)	100.0%	273	82	232.9%
Net Income (Loss) Available to Common	23	(48)	(147.9)%	339	187	81.3%

Southern Company Gas[1] –
Operating Revenues	$1,131	$1,048	7.9%	$3,792	$3,909	(3.0)%
Earnings Before Income Taxes	307	67	358.2%	715	836	(14.5)%
Net Income Available to Common	238	78	205.1%	585	372	57.3%

Notes

- See Financial Highlights pages for discussion of certain significant items occurring during the periods presented.

(1)
Financial comparisons to the prior year were significantly impacted by (i) Southern Company Gas' disposition of: (a) Pivotal Home Solutions on June 4, 2018, (b) Elizabethtown Gas and Elkton Gas on July 1, 2018, and (c) Florida City Gas on July 29, 2018; (ii) the disposition of Southern Power Company’s ownership interest in (a) Plants Oleander and Stanton on December 4, 2018 and (b) Plant Nacogdoches on June 13, 2019; (iii) Southern Power Company's sale of (a) a 33% equity interest in a limited partnership indirectly owning substantially all of its solar facilities on May 22, 2018 and (b) a noncontrolling interest in its subsidiary owning eight operating wind facilities on December 11, 2018; and (iv) Southern Company's disposition of Gulf Power Company on January 1, 2019.